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                                                                  EXHIBIT 10(ee)
                            SECOND AMENDMENT TO AND
                          PARTIAL TERMINATION OF LEASE

        This Second Amendment to and Partial Termination of Lease (the "Second Amendment") is made as of the 30th day of June, 2000 by and between 85 John Road LLC, a Delaware limited liability company having a current principal address 600 Technology Center Drive, Stoughton, Massachusetts 02072 (the "Landlord") and Organogenesis, Inc., a Delaware corporation having a principal address of 150 Dan Road, Canton, MA 02021 (the "Tenant").

                                    RECITALS
                                    --------

        A. North Queen Street LP, a Massachusetts limited partnership and predecessor-in-interest to Landlord (the "Original Landlord"), and Tenant entered into a Lease Agreement dated May 21, 1999 (the "Original Lease") for certain premises consisting of approximately 36,798 square feet of space (the "Original Premises") located in a building (the "Building") commonly known as and numbered 85 John Road, Canton, Massachusetts, as more fully described in the Lease.

        B. Original Landlord and Tenant entered into a First Amendment to Lease dated June 18, 1999 (the "First Amendment," and together with the Original Lease, the "Lease") for a certain additional premises consisting of approximately 28,772 square feet of space (the "Expansion Premises," and together with the Original Premises, the "Premises) in the Building.

        C. Landlord and Tenant desire to amend the Lease to restate the square footage of the Premises, to provide for a partial termination of the Lease and to otherwise amend the Lease upon the terms and conditions hereinafter set forth.

                                   AGREEMENT
                                   ---------

        In consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

        1.  Restatement of Square Footage of Premises.
            -----------------------------------------

          a. As of the First Amendment, the Premises shall consist of 62,500 square feet.

          b. From and after the Rent Commencement Date for the Expansion Premises (as set forth in the First Amendment), Annual Fixed Rent for the Premises shall be $421,875.00, Monthly Rent for the Premises shall be $35,156.25 and Tenant's Proportionate Share shall be 67.68%.

        2.  Partial Termination.
            -------------------

            a. Effective as of midnight on June 30, 2000 (the "First Partial Termination Date") and midnight on August 31, 2000 (the "Second Partial Termination Date"), the Lease shall terminate with respect to the approximately 20,969 square feet and 21,000 square feet, respectively, of the Premises shown on Exhibit A hereto (collectively, the "Terminated Premises"), as fully and completely as if such date was the date of expiration of the Term. Notwithstanding the foregoing, Tenant shall have no obligation to remove from the Terminated Premises any tenant improvements other than those set forth on Exhibit C hereto.

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            b. Within sixty (60) days after the Second Partial Termination Date,
Landlord shall complete, or cause to be completed on Landlord's behalf, the work set forth on Exhibit B hereto (the "Landlord Work") in accordance with plans and specifications reasonably satisfactory to Tenant. In the event that the Landlord Work is not so completed, Tenant may, but shall not be obligated to, take such steps and incur such costs as may be reasonably necessary to complete the Landlord Work for the account of Landlord, and Landlord shall, within ten days of demand therefore, reimburse Tenant for any sums paid or costs incurred therein, failing which Tenant shall have the right to deduct such amount against any rent due under the Lease. Tenant acknowledges that the Landlord Work shall be performed by Shuster Laboratories ("Shuster") and Tenant agrees to reasonably cooperate with Shuster in connection with the Landlord Work.

            c. Landlord hereby consents to the improvements and alterations set forth on Exhibit C hereto to be made by Tenant (the "Tenant Work"), in accordance with plans and specifications reasonably satisfactory to Landlord, with respect to the Premises (including the Terminated Premises, as applicable). Tenant shall complete the Tenant Work on or before the Second Partial Termination Date.

            d. Effective as of the First Partial Termination Date, the Premises shall consist of 41,531 square feet, Annual Fixed Rent for the Premises shall be $280,334.25, Monthly Rent for the Premises shall be $23,361.19 and Tenant's Proportionate Share shall be 44.98%.

            e. Effective as of the Second Partial Termination Date, the Premises shall consist of 20,531 square feet, Annual Fixed Rent for the Premises shall be $138,584.25, Monthly Rent for the Premises shall be $11,548.69 and Tenant's Proportionate Share shall be 22.23%.

     3. Conditions. Notwithstanding anything herein to the contrary, the effectiveness of the partial termination set forth in Section 2 above is specifically subject to and conditioned upon the following:

     a. The execution and delivery of a lease agreement between Landlord and Shuster on or before June 30, 2000 pursuant to which Shuster, among other things, leases from Landlord the Terminated Premises.

     b. On or before June 30, 2000, the delivery into escrow of (i) a bill of sale by Tenant for the tenant improvements made by Tenant to the Terminated Premises and (ii) $569,250 by Shuster as compensation for such tenant improvements.

     4. Brokers. Landlord and Tenant each represent and warrant to the other that it has not dealt, either directly or indirectly, with any broker in connection with the partial termination set forth in Section 2 above other than McCall & Almy and Spaulding & Slye Colliers International, to whom Tenant shall be responsible for the payment of a commission, if any, pursuant to a separate written agreement. Landlord and Tenant shall indemnify each other (and Tenant shall also indemnify Shuster) from and against any and all loss, costs and expenses, including reasonable attorney's fees, incurred by such indemnified party, resulting from a breach of the foregoing representation and warranty.

     5. Definitions. All capitalized terms used herein shall have the same meaning as set forth in the Lease unless specifically otherwise provided herein.

     6. Effect of Amendment. Except as set forth herein, the Lease shall remain unchanged and in full force and effect. All references to the "Lease" shall be deemed to be references to the Lease as amended by this Second Amendment.

                         [signatures on following page]

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  Executed in one or more counterparts by persons or officers hereunto duly authorized as of the date and year first above written.


LANDLORD:                      TENANT:

85 JOHN ROAD LLC               ORGANOGENESIS, INC.


By:                            By:
   -----------------------        ---------------------
   Terence W. Conroy,             Philip Laughlin,
   Managing Member                President and CEO

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